ROSS MILLER

Secretary of Stale

204 North Carson Street, Suite 1

Careon Ctty, Nevada M701-4620

(775)9844708

Webette: wrww.nvsoe.gov

Certificate of Amendment

(PURSUANT TO NRS 78,385 AND 78.390)

Filed in the office of	Document Number 20100514974-93
/s/Ross Miller Ross Miller	Filing Date and Time 07/13/201012:45 PM
Secretarv of State State of Nevada	Entity Number C21 932-1 996

USE BLACK INK ONLY- DO NOT HIGHLIGHT

ABOVE SPACE 19 FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.

Name of corporation

Med Gen, Inc.

2.

The articles have been amended as follows: (provide article numbers, if available)

Article One Name:

The name of the corporation Is Northstar Global Business Services, Inc.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:,

6,122,500.000

4. Effective date of filing: (optional)                                             7/14/10

5. Signature: (required)

(must not be later than 90 days after the certificate is filed)

Signature of Officer

"If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this (Filing to be rejected This form must be accompanied by appropriate fees.